                                                                     Exhibit 4.4

                       RESTRICTED STOCK PURCHASE AGREEMENT


                                   dated as of


                                January 2, 1997


                                     between


                             FIBERITE HOLDINGS, INC.



                                       and



                                 JAMES E. ASHTON

                  This Agreement is made as of the 2nd day of January, 1997 between Fiberite Holdings, Inc., a Delaware corporation (the "Company"), and James E. Ashton (the "Purchaser"). This Agreement is that certain Restricted Stock Purchase Agreement referred to in that certain Incentive Stock Option Agreement dated as of September 26, 1996 between the Company and the Purchaser (the "Option Agreement").

                  In consideration of the agreements set forth below, the Company and Purchaser agree as follows:

                  SECTION 1.

                  (a) Definitions. The following terms have the meanings set forth below:

                  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" means this agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

                  "As Adjusted" means (i) if the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the Common Stock into a greater number of shares or pays a dividend or makes a distribution to holders of the Common Stock in the form of shares of Common Stock, the number of Shares referred to shall be proportionately increased; and (ii) if the Company at any time combines (by reverse stock split or otherwise) the Common Stock into a smaller number of shares, the number of Shares referred to shall be proportionately decreased.

                  "Board of Directors" means the board of directors of the Company.

                  "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

                  "Change of Control" means (i) a Change of Control as such term is defined in the Credit Agreement, (ii) the sale of all or substantially all of the assets of the Company or (iii) an Initial Public Offering in which the Institutional Shareholders, after such offering, own in the aggregate less than 50% of the outstanding Common Stock.


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
                  "Closing" has the meaning set forth in Section 2.

                  "Commission" means the Securities and Exchange Commission.

                  "Credit Agreement" means the Credit Agreement dated October 6, 1995, among the Company, Fiberite, the lenders listed therein and Bank of America National Trust and Savings Association, as Agent (in such capacity, the "Agent"), as amended, supplemented or otherwise modified from time to time. References to the Credit Agreement shall also include any credit agreement or agreements entered into by the Company and/or Fiberite to replace, extend, increase, renew, refund or refinance all or a portion of the debt or other obligations under the Finance Documents.

                  "EBITDA" means, for any computation period, the sum of

                  (a) Consolidated Net Income (as defined in the Credit Agreement) of the Company for such period excluding, to the extent reflected in determining such Consolidated Net Income, extraordinary gains and losses for such period and non-cash or non-recurring charges related to plant consolidations or restructurings, and

                  (b) To the extent deducted in determining Consolidated Net Income, Interest Expense (as defined in the Credit Agreement), income tax expense, depreciation, depletion and amortization for such period.

                  "Equity Proceeds" means the aggregate cash proceeds (net of the direct costs of any such sale or other disposition (including, without limitation, sales and underwriters' commissions and legal, accounting and investment banking fees)) received by all Institutional Shareholders in exchange for or in a distribution or dividend based upon Holdings Shares (As Adjusted) and Notes that, in each case, were issued and outstanding on October 6, 1995 from the sale, exchange, conversion or other disposition of Holdings Shares and Notes (including upon repayment of such Notes) or from a dividend or other distribution to the holders of such Shares and Notes from October 6, 1995 to the date of determination; provided that upon the occurrence of a Change of Control, for purposes of this Agreement, the term Equity Proceeds shall be deemed to include, in addition to the cash proceeds described above, the aggregate non-cash proceeds (net of the costs outlined above) received by all Institutional Shareholders in exchange for, or from a dividend or other distribution based upon, Holdings shares (As Adjusted) and Notes that, in each case, were issued and outstanding on October 6, 1995 from the sale or other disposition of Holdings Shares (As Adjusted) and Notes (including upon repayment of such Notes) from October 6, 1995 to and including the date of such Change of Control, less any fees and expenses incurred by such parties in connection with such sales or other dispositions. In the case of any non-cash proceeds, such non-cash proceeds shall be valued at the fair value thereof as reasonably determined by the Board of Directors as of the consummation of such sale or disposition, irrespective of any accounting treatment. In no event shall any proceeds received in a sale, exchange, conversion or other disposition with or to a Permitted Transferee of an Institutional Shareholder or,


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
to the extent such proceeds are other than cash, with or to the Company or Fiberite, be included in any calculation of Equity Proceeds hereunder.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Fiberite" means Fiberite, Inc., a Delaware corporation.

                  "Finance Documents" means the Credit Agreement together with all notes, collateral and security documents, guaranties (including the guaranty of the Company thereunder) and other documents delivered at any time in connection therewith, all as amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

                  "Financing Lease" means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee.

                  "Fiscal Year" means a fiscal year of the Company.

                  "GmbH" means Fiberite Europe GmbH, a German GmbH.

                  "Holder" means any holder from time to time of any Shares.

                  "Holdings Corporate Documents" means the certificate of incorporation and by-laws of the Company.

                  "Holdings Shares" means shares of common stock of the Company, par value $0.01 per share.

                  "Initial Public Offering" has the meaning ascribed to such term in the Shareholders Agreement.

                  "Institutional Shareholder" has the meaning ascribed to such term in the Shareholders Agreement.

                  "Institutional Shareholder Valuation" means, for any date of calculation, the sum of

                  (a) the Equity Proceeds on such date plus, without duplication, the value of all non-cash Equity Proceeds determined in accordance with the second sentence or the proviso of the first sentence of the definition of Equity Proceeds, without regard to whether a Change of Control has occurred; and

                  (b) the product of

                      (A) the per share cash proceeds (net of the direct costs of the applicable Public Offering (including, without limitation, sales and underwriters'


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
commissions and legal, accounting and investment banking fees)) received by all Institutional Shareholders in the Public Offering with respect to which this calculation is made, multiplied by

                      (B) the number of Holdings Shares that were issued, outstanding and held by Institutional Shareholders on October 6, 1995 (As Adjusted) less the number of any such Holdings Shares for which Equity Proceeds are included in (a) above; and

                  (c) the amount of principal and accrued interest on all Notes outstanding as of the date this calculation was made.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                  "Material Adverse Effect" means a material adverse effect on
(a) the business, operations or financial condition of the Company and its subsidiaries taken as a whole or (b) the enforceability of any of the Securities Documents.

                  "Notes" means the Company's 11.30% Subordinated Notes due
2002.

                  "Permitted Transferee" has the meaning ascribed to such term in the Shareholders Agreement.

                  "Person" means an individual or a corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

                  "Pledge Agreement" has the meaning set forth in Section 2(b).

                  "Promissory Note" has the meaning set forth in Section 2(a).

                  "Public Offering" has the meaning ascribed to such term in the Shareholders Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Documents" means this Agreement, the Shareholders Agreement, the Shares, the Promissory Note and the Pledge Agreement.


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
                  "Shareholders Agreement" means the Shareholders Agreement dated as of October 6, 1995 among the Company and the other shareholders as signatory thereto, as amended or modified pursuant to the terms thereof.

                  "Shares" has the meaning set forth in Section 2(a).

                  "subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

                  "Time of Purchase" has the meaning set forth in Section 2(a).

                  "Transfer" means any disposition of Shares that would constitute a sale thereof under the Securities Act.

                  "Vesting Percentage" means, for any date of calculation, the ratio of:

                  (a) the number of Holdings Shares which were issued, outstanding and held by the DLJ Entities on October 5, 1995 (As Adjusted) which were sold in the Public Offering with respect to which this calculation is made, divided by

                  (b) the number of Holdings Shares that were issued, outstanding and held by the DLJ Entities on October 6, 1995 (As Adjusted).

                      (b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, as applied on a consistent basis (except for changes concurred in by the Company's independent public accountants). For purposes of this Agreement, references to assets, liabilities, revenues, costs or other similar items relating to the Company, Fiberite or any of their subsidiaries shall be deemed to include, with respect to any joint operating agreement or partnership agreement to which the Company, Fiberite or such subsidiary is a party, such portion, but only such portion, of the assets, liabilities, revenues, costs or other similar items covered by such joint operating agreement or partnership agreement as shall equal the then proportional interest of the Company, Fiberite or such subsidiary under such joint operating agreement or partnership agreement, determined, where applicable, in accordance with the rules for proportionate consolidation in accordance with generally accepted accounting principles.

                  SECTION 2. Sale to Purchaser.

                  (a) Purchase and Sale of Stock. Subject to the terms and conditions hereof and the Shareholders Agreement, the Company agrees from time to time to sell to Purchaser, and Purchaser agrees to purchase from time to time from the Company, up to an aggregate of 406,000 shares (the "Shares") of Common Stock of the Company, par value $0.01 per share ("Common Stock"), at the aggregate price of $203,000.00 ($0.50 per share). Each purchase and sale hereunder shall be deemed consummated (each such consummation, a "Closing") at the date set forth on a notice of exercise delivered pursuant to the terms of the Option Agreement (an "Exercise Notice") (such time of purchase and sale, the "Time of Purchase"). As soon as practicable following each Closing, the Company shall deliver a certificate representing that number of Shares specified in the Exercise Notice, registered in the name of Purchaser. Purchaser shall concurrently with the Exercise Notice deliver payment for the Shares subject to the Exercise Notice in the form of cash, a promissory note in the form attached hereto as Exhibit A ("Promissory Note"), or other consideration approved by the Board. Each of Purchaser and the Company acknowledges that the Shares are subject to the terms and conditions contained herein and in the Shareholders Agreement and that each Holder of a Share is bound by such terms and conditions. In the event Optionee elects to exercise the Incentive Stock Option for a number of Shares less than the aggregate number of Shares subject to this Option then
(i) the total number of shares identified in the Exercise Notice shall be apportioned ratably among Time Based Shares, Performance Based Shares, Exit Shares and Bonus Shares in proportion to the total number of each category of such shares identified in Schedule A attached hereto; and (ii) number of issued and outstanding Shares shall be reflected on an updated Schedule A prepared and initialed by the parties hereto at the applicable Closing.

                  (b) Financing. To secure the obligations of Purchaser under any Promissory Note, Purchaser will enter into a pledge agreement (the "Pledge Agreement") in the form of Exhibit B hereto.

                  SECTION 3. Vesting. No Share shall vest until the vesting criteria set forth in this Section 3 with respect to such Share shall have occurred. Purchaser may not sell, transfer, pledge, hypothecate or otherwise encumber (except pursuant to the Pledge Agreement) any Shares prior to October 6, 2005, unless (i) such Shares have vested pursuant to this Section 3 and (ii) at the time of such vesting the Purchaser is an employee of the Company or any of its subsidiaries. In addition to the vesting criteria set forth below, no share shall vest until (i) all interest then due and payable under any Promissory Note used to purchase such Share has been paid; (ii) the aggregate of all principal amounts of the Promissory Note used to purchase such Share paid from the date of such Promissory Note through the date of satisfaction of the other vesting criteria established hereunder with respect to such Share equals or exceeds the product of (A) the total number of Shares purchased with such Promissory Note which have (or, but for the application of this sentence, would have) vested hereunder and (B) $.49; (iii) the portion of any accrued and unpaid interest attributable to the principal amounts referred to in the preceding clause (ii) have been paid; and (iv) each other obligation of Purchaser under the Promissory Note used to purchase such Share (which obligation is required to be satisfied at or prior to the time of any such vesting) is satisfied.

                  (a) Time Based Vesting. (i) The number of Shares listed on Schedule A as Time Based Shares ("Time Based Shares") shall vest and become (whether or not such Shares have been exercised pursuant to the Option Agreement) only in accordance with Section 3(a)(ii) and with the following schedule:

                          Vesting Amount (percentage of Time
          Vesting Date    Based Shares Vesting on such date)
       -----------------  ----------------------------------
       December 31, 1996              25%
       December 31, 1997              25%
       December 31, 1998              25%
       December 31, 1999              25%


                      (ii) If a Change of Control shall occur, then any Time Based Shares that have not vested as of such date shall be deemed to vest immediately prior to such Change of Control (whether or not such Shares have been exercised pursuant to the Option Agreement).

                  (b) Performance Based Vesting.

                      (i) The number of Shares listed on Schedule A as Performance Based Shares ("Performance Based Shares") shall vest (whether or not such Shares have been exercised pursuant to the Option Agreement) on October 6, 2005. Provided, however, for each period listed below, if EBITDA is equal to or above the amount listed beside such period on the chart below (each such amount, a "Target EBITDA") then 25% of the Performance Based Shares (for each such period, "Target Shares") shall vest earlier as follows:

        Fiscal Year ending  Target EBITDA
        ------------------  -------------
         December 31, 1996   $25,900,000
         December 31, 1997   $29,700,000
         December 31, 1998   $34,000,000
         December 31, 1999   $37,000,000


provided further, that if EBITDA for a period is less than the Target EBITDA for such period, but is greater than 85% of the Target EBITDA for such period, then the number of Performance Based Shares that shall vest for such period shall be calculated as follows:

                             EBITDA - (.85) (Target EBITDA)
           Target Shares  x  -------------------------------------
                             Target EBITDA - (.85) (Target EBITDA)


provided further, that the amount of EBITDA for a Fiscal Year in excess of the Target EBITDA for such Fiscal Year may be carried back to EBITDA for the two immediately preceding Fiscal Years, and additional Performance Based Shares based thereon may vest in accordance with this Section 3(b).

                      (ii) If Exit Shares (as defined below) shall vest pursuant to Section 3(c)(i) and at such time there shall be Performance Based Shares that have not yet vested, then additional Performance Based Shares shall automatically vest so that the percentage of Performance Based Shares vested shall not be less than the total percentage of Exit Shares vested.

                      (iii) Immediately prior to the transfer to Third Parties of all or substantially all of (A) the Holdings Shares owned by the Institutional Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, the Performance Based Shares that have not vested as of such date shall automatically vest (whether or not such Shares have been exercised pursuant to the Option Agreement).

                  (c) Exit Shares.

                      (i) The number of Shares listed on Schedule A as Exit Shares ("Exit Shares") shall vest (whether or not such Shares have been exercised pursuant to the Option Agreement) on October 6, 2005. Provided, however, if the amount of Equity Proceeds hereunder equals, during the 12-month period beginning on the dates indicated below, an amount equal to or greater than the corresponding amount listed below (each such amount, the "Target Equity Proceeds"), then all of the Exit Shares shall vest immediately prior to the consummation of the sale or disposition whereby Equity Proceeds will exceed such amount:

     Period ending
      on October 6,  Target Equity Proceeds
     --------------  ----------------------
          1996                  $70,000,000
          1997                  $87,500,000
          1998                 $105,000,000
          1999                 $140,000,000
          2000                 $150,000,000
          2001                 $180,000,000
          2002                 $216,000,000
          2003                 $259,200,000


provided further, for each day of a period, the Target Equity Proceeds shall be increased by an amount equal to a fraction, the numerator of which is the Target Equity Proceeds for the last day of such period minus the Target Equity Proceeds for the last day of the preceding period and the denominator of which is the number of days in the current period.

                      After October 6, 1996, if on any day of a period, the Equity Proceeds are equal to or greater than the Target Equity Proceeds for the last day of the preceding period, but less than the Target Equity Proceeds for such date, then the


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
amount of Exit Shares that vest shall be equal to (i) the total number of Exit Shares that have not been forfeited as of such date multiplied by a fraction, the numerator of which is the Equity Proceeds minus the Target Equity Proceeds for the last day of the preceding period and the denominator of which is the Target Equity Proceeds minus the Target Equity Proceeds for the last day of the preceding period less (ii) the total number of Exit Shares which have previously vested (or would have vested but for the third sentence of this Section 3) pursuant to this paragraph.

                      (ii) In the event of any Public Offering (other than a registration or offering (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (C) in connection with a direct or indirect acquisition by the Company of another company or business, (D) in connection with sales of Common Stock or options to employees of the Company or (E) where the primary purpose of such registration relates to a debt financing by the Company or any direct or indirect subsidiary of the Company), if the Institutional Shareholder Valuation on the date of such Public Offering equals or exceeds the Target Equity Proceeds in effect on the date of such Public Offering, the number of Exit Shares equal to the product of the Vesting Percentage for such Public Offering multiplied by the number of Exit Shares listed on Schedule A shall vest (whether or not such Shares have been exercised pursuant to the Option Agreement).

                      (iii) Immediately prior to the transfer to Third Parties of all or substantially all of (A) the Holdings Shares owned by the Institutional Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, any Exit Shares that have not vested as of such date shall automatically vest (whether or not such Shares have been exercised pursuant to the Option Agreement).

                  (d) Bonus Shares.

                      (i) The number of Shares listed on Schedule A as Bonus Shares ("Bonus Shares") shall vest (whether or not such Shares have been exercised pursuant to the Option Agreement) on October 6, 2005. Provided, however, the Bonus Shares shall vest earlier if, during either of the periods listed below, the Equity Proceeds equal or exceed the amount that corresponds to such period on the chart below (each such amount, the "Target II Equity Proceeds"):

                                         Target II
                 Period                Equity Proceeds
                 ------                ---------------
On or before October 6, 1997              $122,500,000

After October 6, 1997 but on or before    $165,000,000
October 6, 2000

                      (ii) In the event of any Public Offering (other than a registration or offering (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company, (C) in connection with a direct or indirect acquisition by the Company of another company or business, (D) in connection with sales of Common Stock or options to employees of the Company or any direct or indirect subsidiary of the Company or (E) where the primary purpose of such registration relates to a debt financing by the Company or any direct or indirect subsidiary of the Company), if the Institutional Shareholder Valuation on the date of such Public Offering equals or exceeds the Target II Equity Proceeds in effect on the date of such Public Offering, the number of Bonus Shares equal to the product of the Vesting Percentage for such Public Offering multiplied by the number of Bonus Shares listed on Schedule A shall vest (whether or not such Shares have been exercised pursuant to the Option Agreement).

                      (iii) Immediately prior to the occurrence of the transfer to Third Parties of all or substantially all of (A) the Holdings Shares owned by the Institutional Shareholders on the date hereof or (B) the assets of the Company and its subsidiaries, any Bonus Shares that have not vested as of such date shall automatically vest (whether or not such Shares have been exercised pursuant to the Option Agreement).

                  (e) Certificates. Each certificate issued in respect of Shares sold to Purchaser hereunder shall be deposited with the Company, or its designee, together with a stock power executed in blank by Purchaser, and shall bear a legend disclosing the restrictions on transferability imposed on such Shares by the Securities Documents. Upon the vesting of any Shares pursuant to this Section 3, and the satisfaction of any withholding tax liability pursuant to Section 3(g) hereof, the certificates evidencing any such vested Shares shall be delivered to Purchaser.

                  (f) Rights of a Shareholder. Prior to the time a Share is fully vested hereunder, Purchaser shall have no right to transfer, pledge, hypothecate or otherwise encumber such Share. During such period, with respect to the Shares which have been exercised pursuant to the Option Agreement, Purchaser shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (which shall be held in escrow by the Company until the Shares to which such dividends relate have vested). Purchaser agrees (for the benefit of the Company and of each party to the Shareholders Agreement) that with respect to Shares which have not vested, Purchaser will vote such unvested shares in all matters in proportion to the votes cast by all other holders of Holdings Shares entitled to vote on such matters.

                  (g) Withholding. Purchaser agrees to make appropriate arrangements with the Company for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Agreement.

                  (h) Adjustment of Targets. Each party to this Agreement and Holder of a Share that has not vested pursuant to the terms of this Agreement, by acceptance of such Share, agree and acknowledge that each of the Target EBITDA, Target Equity Proceeds and Target II Equity Proceeds set forth herein shall be adjusted by the Company after negotiations between Ashton and the Company made in good faith to reflect any acquisitions, mergers, consolidations or other significant corporate transactions affecting the Company.

                  SECTION 4. Representations and Warranties of the Company.

                  The Company represents and warrants to Purchaser, as of the Time of Purchase, as set forth below:

                   (a) Corporate Existence and Power. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its businesses as now conducted and as proposed to be conducted and is fully qualified and in good standing as a foreign corporation registered to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

                  (b) Authorization and Execution. The execution, delivery and performance by each of the Company and Fiberite of each of the Securities Documents to which it is a party and the issuance by the Company of the Shares have been duly and validly authorized and are within the corporate powers of the Company or Fiberite, as the case may be. Each of the Securities Documents to which the Company or Fiberite is a party has been duly executed and delivered by it and constitutes its valid and binding agreement.

                  (c) Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of the Company has been duly authorized and validly issued, is fully paid and nonassessable, and free of preemptive rights. The authorized capital stock of Fiberite consists of 1,000 shares of common stock, par value $0.01 per share (of which 1,000 shares are issued and outstanding).

                  (d) Governmental Authorization. The execution and delivery by each of the Company and Fiberite of each of the Securities Documents to which it is a party did not and will not, the issuance and sale by the Company of the Shares will not, and the consummation of the transactions contemplated hereby and thereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings as have been undertaken or made prior to the Time of Purchase and that will be in full force and effect on and as of the Time of Purchase or which are not required to be filed on or prior to the Time of Purchase (but will be filed within the applicable time periods therefor) and (b) such actions or filings that, if not taken or made, would not in the aggregate impose materially adverse conditions upon the Securities Documents.

                  (e) Non-Contravention. The execution and delivery by the Company of the Securities Documents to which it is a party did not and will not, the issuance and sale by the Company of the Shares will not, and the consummation of the transactions contemplated hereby and thereby will not, contravene or constitute a default under or violation of (i) assuming the filings referred to in Section 4(d) have been undertaken or made, any provision of applicable law or regulation the violation of which would have a Material Adverse Effect, (ii) its certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon it or any of its assets, the violation of which would have a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of the Company or any of its subsidiaries, except pursuant to or as permitted or contemplated by the terms hereof or of the Finance Documents.

                  (f) Litigation. There is no action, suit or proceeding pending to which the Company, Fiberite or GmbH is a party, or to the knowledge of the Company, which is threatened against the Company, Fiberite or GmbH, before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to result in a Material Adverse Effect.

                  (g) Not an Investment Company; Not a Real Property Holding Company. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not a United States real property holding company (as that term is defined in Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended).

                  (h) Solicitation; Access to Information. No form of general solicitation or general advertising was used by the Company or, to the best of its knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Shares. Neither the Company not any Person acting on behalf of the Company has, either directly or indirectly, sold or offered for sale to any Person any of the Shares or any other similar securities of the Company except as contemplated by this Agreement (other than those sold to Carlisle Group, L.P. or other employees of the Company as approved by the Board of Directors), and the Company represents that neither the Company nor any Person acting on its behalf will sell or offer for sale to any Person any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons, in each case so as thereby to bring the issuance or sale of any of the Shares within the provisions of Section 5 of the Securities Act.

                  SECTION 5. Representations and Warranties of Purchaser.

                   (a) Purchase for Investment; Authority; Binding Agreement. Purchaser represents and warrants to the Company that:

                      (i) Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act and the Securities to be acquired by Purchaser pursuant to this Agreement are being acquired for his own account and Purchaser will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Shares unless pursuant to a transaction either registered under, or exempt from registration under, the Securities Act; and

                      (ii) Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his investment in the Securities and is capable of bearing the economic risks of such investment or Purchaser has been advised by a representative possessing such knowledge and experience.

                   (b) Private Placement. Purchaser represents and warrants to the Company that:

                      (i) Purchaser understands that (i) the offering and sale of the Shares is intended to be exempt from registration under the Securities Act and (ii) there is no existing public or other market for any of the Shares and there can be no assurance that Purchaser will be able to sell or dispose of the Shares to be purchased by Purchaser;

                      (ii) Purchaser's financial situation is such that Purchaser can afford to bear the economic risk of holding the Shares acquired hereunder for an indefinite period of time, Purchaser has adequate means for providing for Purchaser's needs and contingencies and can afford to suffer the complete loss of the investment in the Shares;

                      (iii) Purchaser understands that the Shares acquired hereunder are a speculative investment which involves a high degree of risk or loss of the entire investment therein, that there are substantial restrictions on the transferability of the Shares as set forth herein, in the Shares and in the Shareholders Agreement, and that for an indefinite period following the date hereof there will be no public market for any of the Shares and that, accordingly, it may not be possible for Purchaser to sell the Shares in case of emergency or otherwise;

                      (iv) Purchaser and his representatives, including his professional, financial, tax and other advisors, have carefully reviewed all documents available to them in connection with the investment in the Shares, and Purchaser understands and has taken cognizance of all the risks related to such investment;

                      (v) Purchaser and his representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and each of its subsidiaries and concerning the terms and conditions of the acquisition of the Shares, and related matters and to obtain all additional information which Purchaser or his representatives deem necessary; and

                      (vi) all information which Purchaser has provided to the Company and its representatives concerning Purchaser and Purchaser's financial position is true, complete and correct.

                   (c) Solicitation by Purchaser. Purchaser represents and warrants to the Company that no form of general solicitation or general advertising was used by Purchaser or, to the best of its knowledge, any other Person acting on behalf of Purchaser, in respect of the Shares or in connection with the purchase of the Shares. Neither Purchaser nor any Person acting on his behalf has, either directly or indirectly, sold or offered for sale to any Person any of the Shares or any other similar security of the Company except as contemplated by this Agreement.

                   (d) Legal Capacity and Execution. The Purchaser has the requisite legal capacity to execute, deliver and perform each of his obligations under the Securities Documents to which he is a party and to issue the Promissory Note. Each of the Securities Documents to which Purchaser is a party has been duly executed and delivered by it and constitutes its valid and binding agreement.

                   (e) Governmental Authorization. The execution and delivery by Purchaser of each of the Securities Documents to which he is a party did not and will not, the issuance and sale by the Company of the Promissory Note will not, and the consummation of the transactions contemplated hereby and thereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings as have been undertaken or made prior to the Time of Purchase and that will be in full force and effect on and as of the Time of Purchase or which are not required to be filed on or prior to the Time of Purchase (but will be filed within the applicable time periods therefor) and (b) such actions or filings that, if not taken or made, would not in the aggregate impose materially adverse conditions upon the Securities Documents.

                  SECTION 6. General.

                   (a) Legends. The certificates representing all of the Shares shall have endorsed across the face or back thereof the following legends:

                      (i) "The shares of stock represented by this certificate are subject to the terms and conditions of a certain Restricted Stock Purchase Agreement (the "Purchase Agreement") dated January 2, 1997, entered into between Fiberite Holdings, Inc. (the "Company") and the holder of this certificate, which Purchase Agreement is on file with the Secretary of the Company."

                      (ii) The shares of stock represented by this certificate were originally issued on January 2, 1997, and have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any State or other jurisdiction and may not be sold, offered for sale or otherwise transferred unless registered or qualified under said act and applicable state or other securities laws or unless the Company receives an opinion of counsel reasonably satisfactory to the Company that registration, qualification or other such actions are not required under any such laws. The shares of stock represented by this certificate may not be transferred in violation of such Act, the rules and regulations thereunder or the provisions of the Purchase Agreement. The shares of stock represented by this certificate are also subject to a Shareholders Agreement dated October 6, 1995 among Fiberite Holdings, Inc. (the "Company") and the various shareholders signatory thereto, and each holder of shares represented by this certificate agrees to be bound by the terms and conditions of such Shareholders Agreement. A copy of the Shareholders Agreement will be furnished without charge by the Company to the holder hereof upon request.

Any certificate issued at any time in exchange or substitution for any certificate bearing such legend or such other legend deemed appropriate by the Company shall also bear such legend unless, in a written opinion of counsel (which counsel shall be reasonably acceptable to the Company) addressed to the Company provided by counsel to Purchaser, the securities represented thereby need no longer be subject to the restriction contained herein. The provisions of this Section 6(a) shall be binding upon all subsequent holders of certificates bearing the above legend.

                  (b) Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereinafter specify for the purpose. Each such notice, demand or other communication shall be effective (i) if given to telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, four days after such communication is deposited in the mail with first class postage prepaid, addresses as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section 6(b).

                  (c) No Waivers; Amendments.

                        (i) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise.

                        (ii) Any provision of this Agreement may be amended supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and, other than with respect to amendments pursuant to Section 3(i), Purchaser.

                  (d) Expenses; Documentary Taxes. The Company and Purchaser each agree to bear its own costs, expenses and other payments in connection with the purchase and sale of the Shares as contemplated by this Agreement including without limitation (i) fees and disbursements of special counsel for the Company incurred in connection with the preparation of this Agreement and (ii) all out-of-pocket expenses of the Company, including fees and disbursements of counsel, in connection with any waiver or consent hereunder or any amendment hereof. The Company and Purchaser each agree to share equally any and all stamp, transfer and other similar taxes, assessments or charges payable in connection with the execution and delivery of this Agreement or the issuance of the Shares.

                  (e) Successors and Assigns; Transferability. This Agreement shall be binding upon the Company and Purchaser and its successors and assigns. Purchaser may not assign or otherwise transfer his rights or obligations under this Agreement to any other Person without the prior written consent of the Company. All provisions hereunder purporting to give rights to Holders of Shares are for the express benefit of such Persons. The Shares are subject to the transfer restrictions set forth herein in the Shares and in the Shareholders Agreement.

                  (f) Brokers. Each of the Company and Purchaser represents and warrants that it has not employed any broker, finder, financial advisor or investment banker who might be entitled to any brokerage, finder's or other fee or commission in connection with the sale of Shares.

                  (g) New York Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SHARES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  (h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  (i) Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (j) Elimination of Fractional Shares. If under any provision of the Agreement which requires a computation of the number of Shares, the number so computed is not a whole number such number shall be rounded down to the next whole number.

                  (k) Entire Agreement. The Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the Shares.

                  IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed by their respective authorized officers or representatives, as of the date first above written.



                                      _____________________________________
                                      James E. Ashton

                                      Address:  2055 East Technology Circle
                                                Tempe, Arizona  85284

                                      Attn:  James E. Ashton
                                      Fax:   (602) 730-2350


                                      FIBERITE HOLDINGS, INC.


                                      By:__________________________________
                                             Name:
                                             Title:

                                      Address:  2055 East Technology Circle
                                                Tempe, Arizona  85284

                                      Attn: _______________________
                                      Fax:  ________________________

                                   SCHEDULE A

                                     SHARES

Type                                                 Amount of Shares
----                                                 ----------------
Time Based Shares                                        116,000

Performance Based Shares                                 116,000

Exit Shares                                               58,000

Bonus Shares                                             116,000